UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Municipal Mortgage & Equity, LLC

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Municipal Mortgage & Equity, LLC
Pier IV Building
621 East Pratt Street
Suite 300
Baltimore, Maryland 21202

April 15, 2005

Dear fellow shareholder:

We are pleased to invite you to the annual meeting of shareholders to be held on June 2, 2005, at 9:00 am, at our offices, which are located at the Pier IV Building, 621 East Pratt Street, Suite 300, Baltimore, Maryland 21202. As we have done in the past, in addition to considering the matters described in the proxy statement, we will provide an overview of developments relating to our business since our last shareholders’ meeting.

Whether or not you plan to attend the meeting in person, we strongly encourage you to designate the proxies named on the enclosed proxy card to vote your shares. This will ensure that your common shares are represented at the meeting. The proxy statement explains more about proxy voting. Please read it carefully. We look forward to your participation.

Sincerely,

Mark K. Joseph
Chairman of the Board

Notice of 2005 Annual Meeting
of Shareholders and Proxy Statement

Date:	Thursday, June 2, 2005

Time:	9:00 a.m.

Place:	Municipal Mortgage & Equity, LLC Pier IV Building 621 East Pratt Street Suite 300 Baltimore, Maryland 21202

Matters to be voted on:

•	Election of three members of the Board of Directors to hold office for three-year terms expiring at the annual meeting held in 2008 or until their successors are elected and qualified

•	Any other matters that may properly be brought before the meeting

By Order of the Board of Directors,

Janet E. McHugh
Secretary
April 15, 2005

Please vote promptly.

CONTENTS

General Information About the Meeting		1
Proposal 1:	Election of Directors	3
	Information about the Company’s Directors	4
	About the Board and its Committees	6
	Director Compensation	8
	Identification of Executive Officers	10
	Executive Compensation — Employment Agreements	12
	Executive Compensation Tables	15
	I. Summary Compensation Table	15
	II. Long-Term Incentive Plans	16
	III. Aggregated Option Exercises in 2004 and Year-End Option Values	17
	Comparison of Five-Year Cumulative Total Returns	18
	Report of the Compensation Committee of the Board of Directors	19
	Security Ownership of Management	22
	Related Party Transactions and Affiliate Transactions	23
	Independent Registered Public Accounting Firm	33
	Report of the Audit Committee of the Board of Directors	35
	Section 16(a) Beneficial Ownership Reporting Compliance	36
	Other Business	37
	Shareholder Proposals for the 2006 Annual Meeting	37

Proxy Statement

Your vote is very important. For this reason, the Board of Directors requests that you allow your common shares to be represented at the annual meeting by the proxies named on the enclosed proxy card. This proxy statement is being sent to you in connection with this request. The proxy statement is being mailed to our shareholders on or about April 15, 2005.

General Information About the Meeting
Who can vote
You are entitled to vote your Municipal Mortgage & Equity, LLC (sometimes referred to as the “Company”) common shares if our records show that you held your shares as of April 5, 2005. At the close of business on that date, a total of 37,971,240 common shares were outstanding and entitled to vote. Each Municipal Mortgage & Equity, LLC common share has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote. Your vote is confidential and will not be disclosed to persons other than those recording the vote, except as may be required in accordance with appropriate legal process or as authorized by you.

Voting your proxy
If your common shares are held by a broker, bank, or other nominee, you will receive instructions from them that you must follow in order to have your shares voted. Also, you may instruct the proxies how to vote your common shares by using the toll free telephone number or the Internet voting site listed on the proxy card or by signing, dating, and mailing the proxy card in the postage paid envelope that we have provided for you.

If you hold your shares in your own name as a holder of record, you may instruct the proxies how to vote your common shares by using the toll free telephone number or the Internet voting site listed on the proxy card or by signing, dating, and mailing the proxy card in the postage paid envelope that we have provided for you.

Of course, you can always come to the meeting and vote your shares in person. Instructions for using the telephone and Internet voting systems are on the proxy card. Whichever of these methods you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be presented
The matter on which a vote is required at this meeting (i.e., election of directors) requires for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. We are not now aware of any matters to be presented other than that described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies can vote your common shares on the new meeting date as well, unless you have revoked your proxy instructions.

Revoking your proxy
To revoke your proxy instructions if you are a holder of record, you must advise the Corporate Secretary in writing before the proxies vote your common shares at the meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions to the proxies, we recommend that you revoke or amend your prior instructions in the same way you initially gave them—that is, by telephone, Internet, or in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

Quorum: How votes are counted
The annual meeting will be held if a majority of the outstanding common shares entitled to vote is represented at the meeting. This means that a quorum is present. If you have returned valid proxy instructions or attend the meeting in person, your common shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. Our inspector of election will determine whether or not there are enough votes to conduct the meeting. If there are not enough shares represented in person or by proxy at the meeting to constitute a quorum, the meeting may be postponed or adjourned in order to permit us to solicit further proxies. If you hold your common shares through a nominee, generally the nominee may vote the common shares that it holds for you only in accordance with your instructions on routine matters, but not for non-routine matters. Under New York Stock Exchange rules, a member broker that has transmitted proxy soliciting materials to a beneficial owner may not vote on matters that are not routine if the beneficial owner has not provided the broker with voting instructions. If a nominee cannot vote on a particular matter because it is not routine and the beneficial owner has not given instructions, there is a “broker non-vote” on that matter. Broker non-votes count for quorum purposes, but we do not count broker non-votes as votes for or against any proposal or other matters, e.g. amendment to share plans, etc. Abstentions also count for quorum purposes. Broker non-votes and abstentions have the effect of a vote against a proposal where a majority vote is required. The election of directors is considered a routine matter.

Cost of this proxy solicitation
We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, one or two of our employees might solicit shareholders for the same type of proxy, personally, and by telephone. None of our employees will receive any additional or special compensation for doing this. We will, upon request, reimburse brokers, banks, and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Attending the annual meeting
If you are a holder of record and plan to attend the annual meeting, please indicate this when you vote. When you arrive at the annual meeting, you will be asked to present photo identification, such as a driver’s license. If you are a beneficial owner of common shares held by a broker, bank, or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker is an example of proof of ownership.

Proposal 1: Election of Directors
Our Board of Directors has nominated the following three directors for election at this annual meeting to hold office for three years: MESSRS. BAUM, JOSEPH, AND MEHLMAN
The Board of Directors Recommends You Vote For The Election of the Above Nominees as Directors

The Company’s Amended and Restated Certificate of Formation and Operating Agreement (the “Operating Agreement”) provides that the Board of Directors must have between five and 15 members. The number of directors is currently set at 11; with ten of the directors divided into three classes and elected by the shareholders for staggered three-year terms. One director may be appointed by the Special Shareholder as further defined under the section entitled “Related Party Transactions and Affiliate Transactions.” The seat reserved for this director is currently vacant.

Vote required	Directors must be elected by a majority of the votes cast at the meeting, whether in person or by proxy. Votes withheld for any nominee will not be counted.

Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies would vote your common shares to approve the election of any substitute nominee proposed by the Board of Directors. The Board may also choose to reduce the number of directors to be elected, as permitted by our By-Laws.

General information about the nominees
All of the nominees are currently directors. Mr. Arthur S. Mehlman was appointed by the Board of Directors to serve on the Board effective November 1, 2004. Several executives of Baltimore-based corporations knew Mr. Mehlman and recommended him to the Company’s Chairman. Each director has agreed to be named in this proxy statement and to serve if elected.

The age indicated in each nominee’s biography and all other biographical information is as of the date of this proxy statement.

For annual or special shareholder meetings, directors may, but are not required to, attend the meetings; and for the Company’s last annual shareholder meeting, two directors attended the meeting.

Director independence; Corporate Governance Guidelines
The Board of Directors determined that each of the directors listed below is independent, based on information contained in completed questionnaires, and is in accordance with the director independence definition specified in the Corporate Governance Guidelines of the Board, which can be found on the Company’s website at www.munimae.com:

Charles C. Baum Eddie C. Brown Robert S. Hillman Douglas A. McGregor Arthur S. Mehlman Fred N. Pratt, Jr.

Information about the Company’s Directors

Charles C. Baum (age 63)
Mr. Baum has been a director of the Company since 1996 and is the President of United Holdings Co., Inc. Mr. Baum has been the Chief Financial Officer at United Holdings and its predecessors since 1973. United Holdings invests in real estate and securities. Mr. Baum is also a member of the Board of Directors of Gabelli Group Capital Partners (an investment advisor), and Shapiro, Robinson & Associates (a firm that represents professional athletes). Mr. Baum’s term as director expires in 2005 and he is currently being nominated for reelection.

Richard O. Berndt (age 62)
Mr. Berndt has been a director of the Company since 1996. He is the Managing Partner of Gallagher Evelius & Jones LLP, a law firm engaged in the general practice of law. Mr. Berndt has been a partner in that firm since 1972. In addition, Mr. Berndt has been a director of Mercantile-Safe Deposit and Trust Company since 1976 and a director of Mercantile Bankshares Corporation since 1978. He is the Chair of the Bankshares Employee Benefit Committee and is a member of the Bankshares Executive Committee. Mr. Berndt’s term as director expires in 2006.

Eddie C. Brown (age 64)
Mr. Brown has been a director of the Company since 2003. Mr. Brown is founder, President and a member of the Board of Directors of Brown Capital Management, Inc., an investment management firm, which manages money for institutions and wealthy individuals. Mr. Brown has served in this capacity since July 1983. Mr. Brown also serves on the Boards of Mercantile Bankshares Corporation, the Greater Baltimore Committee and East Baltimore Development Corporation, and is co-chairman of Reason to Believe. Mr. Brown’s term as director expires in 2007.

Michael L. Falcone (age 43)
Mr. Falcone has been a director of the Company since 1999, and Chief Executive Officer and President of the Company since January 1, 2005. Prior to his appointment as the Company’s Chief Executive Officer, he served as Chief Operating Officer since 1997. Mr. Falcone is responsible for the operations of the Company, focusing on strategic planning, risk management, and business development, as well as the management of the day-to-day activities of the Company. Prior to joining the Company, he was a Senior Vice President of Shelter Development Corporation, where he was employed from 1983 to 1996. Mr. Falcone serves on the Board of Directors of the Baltimore Development Corporation, The Greater Baltimore Alliance, and the McDonogh School. Mr. Falcone’s term as director expires in 2006.

Robert S. Hillman (age 66)
Mr. Hillman has been a director of the Company since 1996, and a director and President of H&V Publishing, Inc., a publishing company, since 1998. Prior to his position at H&V Publishing, Inc., Mr. Hillman was a member of the law firm of Whiteford, Taylor and Preston, LLP from 1987 to 2000. Formerly the Executive Partner of the 135-attorney firm, Mr. Hillman has extensive experience in municipal finance, real estate, labor, and employment law. He is also Chairman Emeritus of the Babe Ruth Museum and trustee of the Enoch Pratt Free Library. Mr. Hillman’s term as director expires in 2006.

Information about the Company’s Directors

Mark K. Joseph (age 66)
Mr. Joseph has been Chairman of the Board of the Company since 1996. Prior to January 1, 2005, he also served as its Chief Executive Officer since 1996. He also served as the President and a director of the Managing General Partner of the SCA Tax-Exempt Fund Limited Partnership, the Company’s predecessor, from 1986 through 1996. Mr. Joseph is founding Chairman of the Board of The Shelter Group, a real estate development and property management company. Mr. Joseph serves on the Board of Directors of the Greater Baltimore Committee, Provident BankShares Corporation, and the National Multi Housing Council. Mr. Joseph is also the founder, President and one of six directors of The Shelter Foundation, a public non-profit foundation that provides housing and related services to families of low and moderate income. Mr. Joseph’s term as director expires in 2005 and he is currently being nominated for reelection.

Douglas A. McGregor (age 63)
Mr. McGregor has been a director of the Company since 1999. In 2002, Mr. McGregor retired as Vice Chairman and Chief Operating Officer of The Rouse Company, a position he held since 1998. Mr. McGregor had been with The Rouse Company since 1972. Mr. McGregor has extensive experience in real estate development and management. Mr. McGregor is a trustee of the Garrison Forest School. Mr. McGregor’s term as director expires in 2007.

Arthur S. Mehlman (63)
Mr. Mehlman was appointed by the Board of Directors as a director of the Company effective November 1, 2004. Prior to his retirement in 2002, Mr. Mehlman served as a Partner at KPMG, LLP since 1972, in charge of KPMG’s audit practice for the Baltimore/Washington region. While at KPMG, Mr. Mehlman worked on a broad range of public company audit and compliance issues, and participated as client service or audit engagement partner on more than 60 offerings of debt and equity securities in the U.S. and Europe. Mr. Mehlman also serves on the Boards of Legg Mason Family of Funds and The Royce Group. Mr. Mehlman is currently being nominated for election.

Fred N. Pratt, Jr. (age 60)
Mr. Pratt has been a director of the Company since July 2003. Mr. Pratt co-founded Boston Financial Group, a leading real estate investment manager, operator, and service provider that managed $5.8 billion in real estate investments when acquired by Lend Lease Corporation Limited in 1999. Mr. Pratt served Lend Lease in several capacities including Chief Executive Officer of Lend Lease Real Estate Investments (U.S.) from April 2001 through February 2003. Mr. Pratt’s term as director expires in 2007.

Carl W. Stearn (deceased)
Mr. Stearn had been a director of the Company since 1996. Mr. Stearn was Chairman of the Executive Committee of Provident BankShares Corporation from 1998 until 2003. From 1990 until his retirement in 1998, Mr. Stearn was the Chairman and Chief Executive Officer of Provident Bank of Maryland. Mr. Stearn served on the Board of Visitors of the University of Maryland School of Medicine. Mr. Stearn passed away in March of 2005.

About the Board and its Committees
The Board
The Company is governed by a Board of Directors and various committees of the Board that meet throughout the year. During 2004, there were 13 regular and special meetings of the Board. Executive sessions, during which non-management directors met, followed most of the regular meetings. The Chairman of the Audit Committee presided at these executive sessions. Each director attended at least 75% of the total number of Board meetings and at least 66% of the Committee meetings to which that director is a member, except for Mr. Stearn who due to illness attended less than 75% of the meetings. In March 2005, Mr. Stearn passed away.

The Board’s corporate governance guidelines and charters of the committees described below, which are the Board’s principal committees, are available on the Company’s website at www.munimae.com or by written request to the address of the Corporate Secretary stated on page 37.

Committees of the Board
The Board has three principal committees—Audit, Compensation and Governance. The following describes for each committee its current membership, the number of meetings held during 2004, and each committee’s mission. All members of these committees are non-management directors and have been determined by the Board to meet the independence requirements of the New York Stock Exchange listing standards.

Audit Committee	Carl W. Stearn (Chair until his death in March 2005); Charles C. Baum; Eddie C. Brown; Robert S. Hillman; Arthur S. Mehlman; Fred N. Pratt, Jr. (Acting Chair)

The Audit Committee met nine times during 2004. Also, Mr. Stearn and Mr. Pratt met five times with the Company’s Chief Executive Officer (sometimes referred to as “CEO”) and Chief Financial Officer to review accounting, financial controls, and other issues of interest to the Audit Committee. During the fourth quarter of 2004, Mr. Pratt assumed the role of Acting Chairman of the Committee due to Mr. Stearn’s absence. The Audit Committee is responsible for:

•  Monitoring the integrity of the financial reporting process and systems of internal controls.
• Monitoring the Company’s compliance with legal and regulatory requirements.
• Monitoring the independence, qualifications, and performance of the Company’s independent registered public accounting firm and internal audit function.

The Audit Committee is also responsible for preparing the Audit Committee report required by the Securities and Exchange Commission rules that is included in this proxy statement on page 35. The Audit Committee meets periodically with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. The Company has established a hotline and other procedures for the receipt, retention, and treatment of complaints regarding accounting or auditing matters, including confidential, anonymous submission of auditing concerns from employees.

The Board of Directors has determined that each committee member is independent in accordance with the listing standards of the New York Stock Exchange. Based on information contained in the completed directors’ and officers’ questionnaires, the Board has determined that all members of the Audit Committee are literate in accordance with the listing standards of the New York Stock Exchange. The Board has determined that Mr. Mehlman is an Audit Committee financial expert as defined by the Securities and Exchange Commission.

Compensation Committee	Robert S. Hillman (Chair); Charles C. Baum; Douglas A. McGregor

The Compensation Committee met eight times in 2004. The Compensation Committee is responsible for:

•  Overseeing the administration of the Company’s compensation and benefit programs and developing the Company’s general compensation philosophy.
• Determining the total compensation for all executive officers and reviewing the competitiveness of this compensation.
• Evaluating the performance of the CEO based on corporate goals and objectives and recommending the CEO’s total compensation as a result of this evaluation.
• Reviewing and approving all employment agreements for executive officers and other key employees.
• Advising the Board on the development of and succession plan for key executives.
• Approving awards under, and acting as the plan administrator for, the Company’s Share Incentive Plans (through a subcommittee called the Share Incentive Committee composed of Messrs. Baum and Hillman).

No member of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served as a member or director of the compensation committee of another company, one of whose executive officers served on the Company’s Compensation Committee or served as a director of the Company during 2004.

Governance Committee	Douglas A. McGregor (Chair); Robert S. Hillman; Charles C. Baum

The Governance Committee met three times in 2004. The Governance Committee is responsible for:

•  Making recommendations to the Board as to changes to the size of the Board.
• Identifying individuals believed to be qualified to become Board members based on factors it deems appropriate, such as judgment, skill, diversity, experience with businesses and other organizations of comparable size, and the interplay of the candidate’s experience with the experience of other Board members.
• Establishing procedures for the Committee to exercise oversight of the evaluation of the Board and management.

The Governance Committee has elected not to set minimum qualifications or specific qualities or skills that must be met by a recommended nominee for a position on our Board of Directors. Instead, the Governance Committee considers such factors as it deems appropriate, including judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of our other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Governance Committee is prepared to consider any nominations for election to our Board of Directors that may be made by any of our shareholders. Any such nomination should be made in writing and mailed or otherwise delivered to our Corporate Secretary, marked for the attention of the Governance Committee. The Governance Committee’s policy is to evaluate any director nomination received from a shareholder in the same manner in which it evaluates nominations from other sources. The Governance Committee operates under a written charter, a copy of which may be found on our website at www.munimae.com.

Board Correspondence
Correspondence to the Board of Directors or any individual directors should be sent in the care of the Corporate Secretary to the address listed on page 37 of this proxy statement. The Corporate Secretary will regularly provide to the Board a summary of all such shareholder communications that she receives on behalf of the Board.

Director Compensation
Director Fees
Directors who are officers of the Company do not receive any fees for their services as directors. Effective in the second quarter of 2004, each non-management director received an annual retainer of $25,000 plus a fee of $1,000 for attendance at each Board and committee meeting. Prior to this change, the annual retainer was $16,000. In addition, Committee members received an annual retainer of $2,500 and Committee chairs received an additional retainer of $5,000. Directors are given the option of having the Company pay these fees in cash or deferred shares. From time to time, the Board of Directors may change this compensation.

Share Plan
In addition, the Company’s Non-Employee Directors’ Share Plans adopted prior to 2004 (dated 1996, 1998, and 2001 and collectively referred to as “Pre-2004 Directors’ Plans”) provide that each non-management director receive an option to purchase 7,000 common shares upon initial election or appointment as a director and an option to purchase 5,000 common shares on the date of each Annual Meeting of Shareholders. The exercise prices for these options are equal to the fair market value of common shares on the date of grant, and the options expire at the earlier of 10 years after the date of grant or one year after the director ceases serving as a director. Options received upon initial election or appointment are exercisable in three equal installments beginning the earlier of: (a) the next anniversary of the director’s initial election, or (b) the next Annual Meeting of Shareholders. Options received on the date of each Annual Meeting of Shareholders can be exercised at the earlier of: (a) the next anniversary of the option grant, or (b) the next Annual Meeting of Shareholders.

The Company’s 2004 Non-Employee Directors’ Share Plan (the “2004 Directors’ Plan”) provides that each non-management director receive an option to purchase 7,000 common shares upon initial election or appointment as a director and an annual restricted stock award valued at $12,000 on the date of each Annual Meeting of Shareholders. The restricted shares fully vest on the earlier of one year after the date of the grant or the date of the Company’s next Annual Meeting of Shareholders. At the election of the Director, deferred shares may be substituted for restricted shares. The terms of the options, as described above, are the same under all plans.

Both the pre-2004 and the 2004 Directors’ Plans also permit a non-management director to elect to be paid any directors’ fees in the form of common shares or deferred common shares (“Deferred Shares”). If a director chooses Deferred Shares instead of fees, the Company will credit an account with a number of Deferred Shares equal to the number of common shares having an aggregate fair market value at the date fees are owed equal to the fees that otherwise would have been payable at such date. Whenever distributions are made, the deferral account of a director will be credited with distribution equivalents having a value equal to the amount of the distribution paid on a single common share multiplied by the number of Deferred Shares credited to his deferral account as of the record date for such dividend. These distribution equivalents will be credited to the deferral account as a number of Deferred Shares determined by dividing the aggregate value of the distribution equivalents by the fair market value of a common share at the payment date of the distribution. As of December 31, 2004, there were 23,335 shares available for issuance under the Pre-2004 Directors’ Plans and 396,591 shares available for issuance under the 2004 Directors’ Plan.

Identification of Executive Officers

Listed below are the executive officers of the Company as of December 31, 2004.

Mark K. Joseph (age 66)
Chairman of the Board of the Company since 1996 and Chief Executive Officer of the Company from 1996 to December 31, 2004. (See description of past business experience under “Information about the Company’s Directors.”)

Michael L. Falcone (age 43)
Chief Executive Officer and President of the Company since January 1, 2005, President and Chief Operating Officer since 1997, and a Board member of the Company since October 1999. (See description of past business experience under “Information about the Company’s Directors.”)

Earl W. Cole, III (age 51)
Executive Vice President responsible for the corporate credit and portfolio risk management group, and an executive officer of the Company since 2003. Mr. Cole joined with the Company’s predecessor, the SCA Tax-Exempt Fund Limited Partnership in 1989 and has served in various leadership positions with the Company. He is responsible for setting and maintaining the Company’s credit, underwriting and asset management policies, procedures and best practices. Mr. Cole is the Chairman of each of the Company’s Loan and Investment Committees and its Capital Funding Committee. Prior to joining the Company, Mr. Cole worked for the U.S. Department of Housing and Urban Development for thirteen years, where he held a number of positions involving HUD’s full range of activities, including loan origination and servicing and community planning and development.

Frank G. Creamer, Jr. (58)
Executive Vice President responsible for the investment management group that operates as MMA Realty Capital, Inc., and an executive officer of the Company since he joined the Company in July 2004. Mr. Creamer provides strategic executive direction on the growth and management of the Company’s investment management business. From 2000 through 2003, Mr. Creamer was an executive officer of Lend Lease. Until 2000, Mr. Creamer was an owner and principal of Creamer Vitale Wellsford, the successor firm to a real estate advisory company Mr. Creamer founded in 1990. Previously, he held various executive positions within Citicorp during an 18-year tenure, including in 1988 being named Executive Director of Citigroup’s global real estate activities. Mr. Creamer serves on the Executive Committee of the Real Estate Roundtable, is an Executive Advisory Committee member at the Simon School, University of Rochester, and is a Council Member for the Urban Land Institute.

William S. Harrison (age 41)
Executive Vice President and Chief Financial Officer for the Company since 2001 and, between 2001 and October 2003, Corporate Secretary of the Company. Mr. Harrison is responsible for the financial operations of the Company, including accounting, treasury and budget and finance functions, as well as the Company’s information technology and human resources functions. He provided consulting services to the Company from November 2000 through April 2001. Mr. Harrison served as Treasurer and Senior Vice President, Mergers & Acquisitions for Promus Hotels Corporation in 1999 and was employed in the Strategic Planning Department of USF&G Corporation from 1996 to 1998. Mr. Harrison is a trustee of Samuel Ready Scholars, Inc., a non-profit which provides scholarship funding to girls’ schools in the Baltimore area.

Gary A. Mentesana (age 40)
Executive Vice President of the Company responsible for the Company’s debt group. He has been an executive officer of the Company since 2003. Prior to his appointment as EVP, Mr. Mentesana served as the Company’s Chief Capital Officer as well as the Company’s Chief Financial Officer. He is currently the head of the Company’s debt group and is responsible for both the tax exempt and taxable lending businesses. Prior to his starting with the Company’s predecessor, the SCA Tax-Exempt Fund Limited Partnership in 1988, Mr. Mentesana was an active Certified Public Accountant and worked for Coopers and Lybrand.

Jenny Netzer (age 49)
Executive Vice President of the Company responsible for leading the tax credit group, which creates and manages investments in tax credit properties for institutional investors. Ms. Netzer joined the Company in 2003 as a result of the Company’s acquisition of Lend Lease’s tax credit business. Lend Lease acquired the same business from Boston Financial, where Ms. Netzer had been since 1987. At Boston Financial, Ms. Netzer led the new business initiatives and managed the firm’s asset management division. Prior to working at Boston Financial, Ms. Netzer was Deputy Budget Director for the Commonwealth of Massachusetts, responsible for the Commonwealth’s health care and public pension programs’ budgets, and was Assistant Controller at Yale University.

Charles M. Pinckney (age 47)
Executive Vice President of the Company and responsible for the Company’s structured finance group. The structured finance group is responsible for finding specialty investment opportunities and the capital to fund those opportunities. These transactions typically involve assigning varying risk components to different classes of investors, commensurate to their risk/return appetites. He has been an executive officer of the Company since 2002. Mr. Pinckney joined the Company in May 2000 when the Company bought Whitehawk Capital, a business Mr. Pinckney co-founded in 1997 which was engaged in structured finance activities.

Executive Compensation — Employment Agreements
Employment Agreements
Effective July 1, 2003, Mark K. Joseph, then the Company’s Chairman of the Board and Chief Executive Officer, and Michael L. Falcone, then the Company’s President and Chief Operating Officer, entered into employment agreements with the Company. Mr. Joseph also entered into a Deferred Compensation Agreement as of the same date. As of the same date, the Company’s then Executive Vice Presidents, Earl W. Cole, Keith J. Gloeckl, Gary A. Mentesana, Jenny Netzer and Charles M. Pinckney, also entered into employment agreements with the Company. All of these agreements were executed and approved by the Compensation Committee of the Board of Directors in February 2004. On July 1, 2004, Executive Vice President, Frank G. Creamer Jr., entered into an employment agreement with the Company.

Effective January 1, 2005, Mr. Joseph’s 2003 agreement referenced above was amended as described below. Also, effective January 1, 2005, Mr. Falcone’s 2003 agreement was superseded by another agreement as described below.

The employment agreements for all of the Company’s above-named executive officers substantially conform to a form agreement approved by the Compensation Committee. The material terms and conditions of this agreement are as follows:

•  The agreement includes a description of base and incentive compensation for each executive. The Compensation Committee of the Board approves these amounts. Incentive compensation, or bonus, is conditioned upon performance metrics relating to the Company, business unit, and individual performance.
• The term of the agreement is three years, beginning on July 1, 2003 and ending on June 30, 2006, except for (i) Ms. Netzer’s agreement whose contract term is 42 months and (ii) Mr. Creamer’s whose agreement became effective on July 1, 2004 and terminates on June 30, 2006.
• The agreements may be terminated by the Company “for cause,” which defines several situations including breach of certain non-competition restrictions, violation of law, and breach of the duty of loyalty.
• Except for Mr. Falcone’s agreement, if the Company terminates the agreement for cause or the executive terminates for good reason, the executive receives base compensation up through the date of termination, but no portion of any incentive compensation. Mr. Falcone receives a proportionate share of incentive compensation under such circumstances. If the Company terminates the agreement without cause, or if the executive becomes disabled, the executive is entitled to base compensation for the remainder of the term plus a proportionate share of incentive compensation earned for that year.
• Each executive officer is subject to non-competition restrictions that are tailored for each executive’s responsibilities. The restrictions are for a 12-month period following termination of employment, restrict the executive from competing with the Company, and oblige the executive to maintain the confidentiality of Company information.
• The Company will make severance payments if: (i) the Company terminates an executive without cause; (ii) the executive terminates for good reason (e.g., reduction of compensation or diminution of duties); or (iii) an executive becomes disabled. In addition, the executive will get additional payments in the event of a change in control of the Company.

•  The agreement provides for the vesting of all long term incentives under the Company’s Share Incentive Plans upon termination of the employment agreement under the following circumstances: (i) by the employer without cause; (ii) by the employee for good reason; (iii) disability or death of the employee; and (iv) a change in control.

Mr. Falcone
The Company entered into a new employment agreement with Mr. Falcone on January 1, 2005 (the “Agreement”). Pursuant to the Agreement, Mr. Falcone will serve as the Company’s CEO and President for a three-year term beginning on January 1, 2005 and ending on December 31, 2007. Thereafter, the Agreement will automatically renew for additional one-year periods unless terminated by either party 90 days prior to the end of the initial or renewal period. Mr. Falcone’s initial annual base salary of $425,000 will increase by five percent per year during the term of the Agreement. Mr. Falcone will also be eligible to receive: (i) annual incentive compensation comprised of cash compensation of between $120,000 and $467,500 per year, depending upon his satisfaction of certain performance objectives and Company performance; and (ii) additional long-term compensation payable through a combination of restricted shares of the Company and options to purchase shares of the Company, of between $235,000 and $385,000 per year, depending upon his satisfaction of certain performance objectives and the Company performance. In addition, Mr. Falcone will receive a transition management bonus of $200,000.

Mr. Joseph
Mr. Joseph’s agreement follows the format of the form agreement, but contains some terms that are unique to Mr. Joseph and are designed to create an orderly succession of the CEO role and title from Mr. Joseph to Mr. Falcone.

Under the terms of Mr. Joseph’s original agreement, Mr. Joseph would remain CEO until June 30, 2005 and Mr. Joseph’s compensation from July 1, 2003 through June 30, 2005 was originally agreed to be $325,000 in base compensation with a $375,000 incentive compensation opportunity for the first year and $350,000 in base compensation and a $400,000 incentive compensation opportunity for the second year. The payment of incentive compensation for Mr. Joseph is at the discretion of the Compensation Committee and is conditioned upon corporate and individual performance. Each year he is eligible for an additional $200,000 for superior corporate results.

As originally intended, upon the transfer of the CEO title, Mr. Joseph would enter the second phase of his employment agreement with the Company during which he would remain Chairman of the Board. This phase will begin on July 1, 2005 and terminates on December 31, 2008. During this time, he will be paid $1.00 per year in base compensation plus an amount determined by the Compensation Committee up to 50% of the total compensation paid to the Company’s CEO. As an inducement for Mr. Joseph to maintain a high level of involvement in Company activities, the Company will pay him $3 million for his service during this second phase of the employment agreement, but such amount will be deferred and paid in installments over a 36-month period.

On January 1, 2005, the Company entered into an Amendment (the “Amendment”) to the employment agreement, dated July 1, 2003, with Mr. Joseph. Pursuant to the Amendment, Mr. Joseph would resign as the Company’s CEO as of December 31, 2004, but continue to serve as Chairman of the Board of Directors. Mr. Joseph will receive a base salary for the period from January 1, 2005 through June 30, 2005 of $87,500 in consideration for his continued employment with, and his provision of services to, the Company. The other terms of the second phase of Mr. Joseph’s agreement remain the same.

Other than as provided above, Messrs. Joseph and Falcone are subject to the same obligations and restrictions as all executive officers, including non-competition restrictions, termination provisions, etc.

Highly Compensated Officers
Under the terms of her employment agreement, Ms. Netzer’s base salary for 2003, 2004, and 2005 is $275,000, $300,000, and $325,000 respectively and her annual incentive opportunity is $275,000, $300,000, and $325,000, respectively. Each year she is also eligible for an additional $200,000 for superior results in her business unit.

Under the terms of his employment agreement, Mr. Creamer’s base salary for 2004, 2005, and 2006 is $250,000, $275,000, and $300,000, respectively, and his annual incentive opportunity is $350,000. Each year he is also eligible for an additional $150,000 for superior results in his business unit.

Under the terms of his employment agreement, Mr. Gloeckl’s base salary for 2003, 2004, and 2005 is $300,000, $315,000, and $330,000, respectively, and his annual incentive opportunity is $300,000, $335,000, and $370,000, respectively. Each year he is also eligible for an additional $200,000 for superior results in his business unit.

Executive Compensation Tables
I. Summary Compensation Table
The following table sets forth the annual compensation paid or accrued by the Company during the last three years to the Chief Executive Officer and four most highly compensated executive officers.

		Annual Compensation					Long-Term Compensation
							Awards	Payouts
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)		Other Annual Compensation		Share Options (#)	LTIP Payouts ($) (4)	All Other Compensation
Mark K. Joseph	2004	$337,500	$575,000		$20,497	(3)	$—	$66,669	$1,016	(5)
Chairman of the Board and Chief	2003	300,313	400,000		17,948	(3)	—	66,667	1,016	(5)
Executive Officer	2002	275,133	349,375		18,462	(3)	—	—	774	(5)

Michael L. Falcone	2004	364,750	525,000		22,498	(3)	—	66,669	840	(6)
President and Chief Operating Officer	2003	315,063	362,500		18,183	(3)	—	62,500	840	(6)
	2002	277,382	327,377		17,413	(3)	—	89,036	690	(6)

Jenny Netzer (7)	2004	293,528	650,000	(8)	—		—	—	860	(9)
Executive Vice President	2003	131,645	727,840		—		—	154,508	477	(9)
	2002	—	—		—		—	—	—

Frank G. Creamer, Jr. (10)	2004	117,307	650,000		—		—	—	311	(11)
Executive Vice President	2003	—	—		—		—	—	—
	2002	—	—		—		—	—	—

Keith J. Gloeckl	2004	309,750	385,000		—		—	33,337	872	(12)
Executive Vice President	2003	290,063	238,000		—		—	37,667	650	(12)
	2002	277,875	100,000		—		—	—	754	(12)

1	The amounts indicated include $2,250 per year for 2004, 2003, and 2002 related to the Company’s contribution to Mr. Falcone’s and Mr. Gloeckl’s individual retirement accounts and $2,250 for 2004 related to the Company’s contribution to Ms. Netzer’s individual retirement account.

2	The bonus amounts indicated include both the cash and the fair market value of stock awards on the date the awards are issued earned for 2004, 2003, and 2002.

3	The amounts indicated for each officer are reimbursements during the fiscal year for the payment of taxes.

4	The amounts indicated are for long-term cash incentive compensation. Such amounts vest over 36 months in four equal installments beginning on the date of grant.

5	The amounts indicated include $191 per year for 2004 and 2003, $99 per year for 2002 for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Joseph; $825 for group long-term disability insurance for 2004 and 2003 and $675 for group long-term disability insurance in 2002 that benefits Mr. Joseph. The Company has begun accruing $3 million in deferred compensation in connection with Mr. Joseph’s Employment Agreement described on page 13.

6	The amounts indicated include $15 for 2004, 2003, and 2002 for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Falcone; and $825 for group long-term disability insurance in

2004, 2003, and $675 for group long-term disability insurance in 2002 that benefits Mr. Falcone.

7	Ms. Netzer became an employee of the Company on July 1, 2003.

8	The amount indicated includes $200,000 in restricted shares vesting immediately with a 3 year restriction on sale, but with voting rights.

9	The amounts indicated include $23 for 2004 and $44 for 2003 for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Ms. Netzer; and $837 for 2004 and $433 for 2003 for group long-term disability insurance that benefit Ms. Netzer.

10	Mr. Creamer became an employee of the company on July 1, 2004.

11	The amounts indicated include $32 for 2004 for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Creamer; and $279 for 2004 for group long-term disability insurance that benefits Mr. Creamer.

12	The amounts indicated include $35 for 2004, 2003 and 2002 for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Gloeckl; and $837 for 2004, $615 for 2003 and $719 for 2002 for group long-term disability insurance that benefits Mr. Gloeckl.

II. Long-Term Incentive Plans-Awards in 2004

The following table sets forth for the CEO and the other named executive officers of the Company: (i) the number of common shares awarded during fiscal year 2004; (ii) the performance or other time period until payout or maturation of the award; and (iii) the estimated future payouts under non-share price-based plans.

Name	Number of Shares, units or other rights (#)(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-stock Price-based Plans ($)(2)
Mark K. Joseph (3)	5,128	36 months	$139,533
Michael L. Falcone (3)	4,808	36 months	130,826
Jenny Netzer (3)	5,128	36 months	139,533
Keith J. Gloeckl (3)	2,897	36 months	78,827
Frank G. Creamer, Jr. (4)	4,355	Immediately	118,500

1	A total of 41,254 Deferred Shares were awarded in fiscal year 2004, with 32,781 Deferred Shares vesting over 36 months beginning February 19, 2004, 4,118 Deferred Shares vesting over 22 months beginning April 26, 2004 and 4,355 Deferred Shares vesting immediately as of July 16, 2004. As of the end of fiscal year 2004, the aggregate Deferred Share holdings for all employees consisted of 744,491 shares worth $20,257,600 at the then current market value (as represented by the closing price of the Company’s Common Shares on December 31, 2004 of $27.21). Such amounts included $3,746,926 for Mr. Joseph (137,704 shares); $2,717,762 for Mr. Falcone (99,881 shares); $190,252 for Mr. Gloeckl (6,992 shares); $805,362 for Ms. Netzer (29,598 shares); and $118,500 for Mr. Creamer (4,355 shares). Distributions are paid only with respect to the portion of the shares which have vested and become nonforfeitable in accordance with the share agreements. The Deferred Share agreements also provide for accelerations of vesting on a discretionary basis, upon a change in control and death or disability.

2	The amounts indicated represent the fair market value of the Deferred Shares awarded during 2004 at the closing price of the Company’s Common Shares on December 31, 2004.

3	The shares become vested and nonforfeitable cumulatively to the extent of one-fourth of such Deferred Shares on each of February 19, 2004, February 1, 2005, February 1, 2006, and February 1, 2007 for so long as the officers remain in the continuous employ of the Company.

4	The shares become vested and nonforfeitable immediately upon receipt of award.

III. Aggregated Option Exercises in 2004 and Year-End Option Values

The following table sets forth for the CEO and the other named executive officers of the Company: (i) the total number of unexercised options held at end of fiscal year 2004; and (ii) the aggregate dollar value of in-the-money unexercised options held at the end of fiscal year 2004.

			Number of Unexercised Options Held at 12/31/04		Value of Unexercised In-The-Money Options at 12/31/04 ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exer- cisable	Unexer- cisable	Exer- cisable	Unexer- cisable
Mark K. Joseph	—	$—	179,815	—	$1,858,388	$—
Michael L. Falcone	24,000	191,643	70,862	—	732,359	—
Keith J. Gloeckl	—	—	35,000	—	296,100	—
Jenny Netzer	—	—	—	—	—	—
Frank G. Creamer, Jr.	—	—	—	—	—	—

1	Value of unexercised “in-the-money” options is the difference between the market price of the shares on December 31, 2004 ($27.21 per share) and the exercise price of the option, multiplied by the number of shares subject to the option. Options are only “in-the-money” if the fair market value of the underlying security exceeds the price of the option.

Comparison of Five-Year Cumulative Total Returns

The following table compares total shareholder return for the Company at December 31, 2004 to the Standard and Poors 500 Index (“S&P 500”), the National Association of Real Estate Investment Trusts Index (“NAREIT”), and the Lipper Municipal Bond High Yield Index (“Lipper Bond”) assuming a $100 investment made on December 31, 1999 and assuming reinvestment of all dividends. The Company selected the NAREIT and Lipper Bond indices because the NAREIT index consists of real estate investment trusts which, like the Company, pass through the majority of their income to their shareholders, albeit not tax-exempt income, and the Lipper Bond index, which represents the performance of municipal bond issues.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee met eight times in 2004. Executive compensation continued to reflect the recommendations of an independent consultant hired in 1999 and 2001 to assist in the determination of executive compensation. The recommendations were based on survey data prepared by nationally recognized real estate compensation consultants. Using these studies, each executive officer position is benchmarked against its own unique peer group, depending upon the roles and responsibilities of the position. The consultants established custom peer groups from two categories of companies: multifamily real estate investment trusts (“REITs”) and specialty finance and investment companies. The CEO and Chief Operating Officer of the Company were compared to the multifamily REITs, while the other executives of the Company were compared to the specialty finance and investment companies. For 2004, the Compensation Committee concluded that the study results from 1999 and 2001 were still appropriate for these executive officers.

The Company’s executive officer compensation program is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of share options and deferred shares, and various benefits, including medical and life insurance plans, generally available to all employees of the Company.

Executive Compensation
The Company is committed to establishing and maintaining an organization and culture where all employees are equitably rewarded for their contribution to the success of the Company. The compensation program created has as its basis a strong pay-for-performance approach designed to foster and reward individual entrepreneurial action and resourcefulness within a team environment. The Company’s overall compensation policy is designed to provide a reward structure that will motivate the executives to assist in achieving strategic and financial goals, to retain and attract competent personnel and to link the interests of management and shareholders through equity-based compensation.

Base Salary
The Company generally establishes base salaries for executive officers, including the CEO, at amounts that fall at or below the market median determined by the consultants. This conservative position has allowed the Company to create longterm incentive opportunities that are at or somewhat above average. The Company provides for individual adjustments to base salary for changes in the market, expansion of job responsibilities and/or the executive’s contribution to the financial success of the Company. Annual cash compensation (base salary and bonus) for all other officers is currently within the competitive ranges of the Company’s peer groups. The Company has reviewed and will continue to periodically review the benchmark salary ranges to maintain continued market competitiveness.

Annual Incentive
The Company’s annual incentive compensation plan provides incentives to executive officers based on the achievement of qualifying operating profit goals. The Compensation Committee awards annual bonuses to officers other than the CEO based on the recommendations of the CEO; for the CEO, annual bonuses are determined solely by the Compensation Committee.

Based on the consultant’s reports referred to above, the Compensation Committee established three profit ranges (i.e., threshold, target, and superior) to be used to determine bonus awards. The threshold performance range signifies a solid achievement but falls short of budget expectations. The target performance range signifies a stretch achievement that means achieving the business plan and internal budget goals. Finally, the superior performance range signifies an exceptional achievement toward realizing the long-term objectives of the Company and would significantly exceed budget expectations. The threshold, target and superior ranges are based exclusively on achievement of CAD/share, taking into account the payment of all bonuses. The plan provides for incentive ranges as a percentage of base salary to determine annual bonuses within each profit range.

For 2004, the Company achieved superior performance, and therefore, annual bonuses were paid to the executives, as well as employees, for performance under the plan in the superior performance range, as disclosed in the Summary Compensation Table.

For 2004 and beyond, upon recommendation of the Compensation Committee, the Company’s executive officers who have responsibility for operating groups will be measured on the performance of their individual groups as well as on corporate and individual performances. Annual bonuses will be paid based on threshold and target metrics. The superior performance metric will be eliminated and replaced with a new formula not yet finalized, but the objective of which will be to align bonuses for superior performance with improved shareholder returns.

Long-Term Incentive
The Company has four long-term incentive plans adopted in 1996, 1998, 2001, and 2004, respectively. The plans provide a means to attract, retain and reward executive officers and other key employees of the Company, to link employee compensation to measures of the Company’s performance, and to promote ownership of a greater proprietary interest in the Company. The plans authorize grants of a broad variety of awards, including non-qualified share options, share appreciation rights, restricted shares, deferred shares and shares granted as a bonus or in lieu of other awards. Any restricted share or Deferred Share awards need to be approved or ratified by the Share Incentive Committee (the “Committee”). Initially, 883,033, 839,000, 900,000, and 1,000,000 common shares were reserved for issuance in connection with awards under the 1996 Plan, the 1998 Plan, the 2001 Plan, and the 2004 Plan, respectively (collectively “the Plans”), respectively, except that shares issued as restricted shares and shares issued as awards other than options (including restricted shares) are limited to 20% and 40% of the total number of common shares reserved under the plans, respectively. Shares subject to forfeited or expired awards, or relating to awards settled in cash or otherwise terminated without issuance of shares to the participant become available again under the plans. As of December 31, 2004, there were 1,690,572 shares available in the aggregate under the Plans.

The Plans are administered by the Share Incentive Committee as a subcommittee of the Compensation Committee. As of the date hereof, the Board has appointed Robert S. Hillman and Charles C. Baum as members of the Committee. This Committee is authorized to select from among the eligible employees of the Company the individuals to whom awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof. The Committee may condition the grant, vesting, exercisability or settlement of any award on the achievement of specified performance objectives. The exercise price of options granted will be at least equal to 100% of the fair market value of common shares on the grant date.

During 2004, the Company awarded 41,254 Deferred Shares to certain executives and employees based on their overall performance and contribution to the success of the Company.

CEO Compensation

In determining the CEO’s base salary and incentive compensation, the Compensation Committee evaluates the compensation paid to chief executive officers considered in the CEO’s custom peer group. As a result of the 1999 survey, the Compensation Committee determined that the CEO’s base salary of $150,000 ranked in the lowest quartile among the Company’s peer group. As a result, the CEO’s base salary was increased to $250,000 in 1999 and then to $275,000 in January 2002 to reflect cost of living adjustments since 1999. Based on the continued growth of the Company, particularly the acquisition of the tax credit business from Lend Lease, the Committee further adjusted the CEO’s compensation as reflected in Mr. Joseph’s and subsequently, Mr. Falcone’s, employment agreement. The CEO is eligible to receive awards under the Plans described above.

For the year ended December 31, 2004, Mr. Joseph received total cash payments of $912,500 in salary and bonus (as shown in the Summary Compensation Table on page 15). The Compensation Committee considered these 2004 payments appropriate in light of Mr. Joseph’s leadership and contributions to the overall long-term strategy and growth of the Company. As also shown in the Long-Term Incentive Plans Table (on page 16), Mr. Joseph was granted deferred shares that vest over 36 months for so long as Mr. Joseph remains in the continuous employ of the Company.

RESPECTFULLY SUBMITTED, COMPENSATION COMMITTEE

Mr. Robert S. Hillman, Chairman Mr. Charles C. Baum Mr. Douglas A. McGregor

Security Ownership of Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s common shares as of February 23, 2005, of each director and nominee as director and all the executive officers and directors of the Company as a group. The Company is not aware of any beneficial owners of more than 5% of its common shares. With respect to shares subject to options, only those shares subject to options which are immediately exercisable or exercisable within 60 days are listed below. Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

	Common Shares
Name	Number of Shares		Percent of Class
Mark K. Joseph (4)	1,236,439	(1)	3.27
Michael L. Falcone (4)	172,295	(2)	*
Jenny Netzer	20,916		*
Keith J. Gloeckl	138,313	(2)	*
Charles M. Pinckney	6,642		*
Gary A. Mentesana	109,318	(2)	*
William S. Harrison	10,874		*
Earl W. Cole, III	24,955		*
Frank G. Creamer, Jr.	4,355		*
Charles C. Baum	39,000	(3)	*
Richard O. Berndt	32,600	(3)	*
Eddie C. Brown	12,000	(3)	*
Robert S. Hillman	32,700	(3)	*
Douglas A. McGregor	52,500	(3)	*
Arthur S. Mehlman	570		*
Fred N. Pratt, Jr.	7,000	(3)	*
Carl W. Stearn (5)	90,309	(3)	*
All directors and officers as a group (17 persons)	1,990,786		5.26

*	Less than one percent.

1	Included in Mr. Joseph’s beneficial ownership of common shares are: (a) 179,815 common shares subject to options granted under the 1996 Share Incentive Plan and (b) common shares held by certain entities controlled by Mr. Joseph. Certain limited partners in one such entity are officers of the Company. As a result of their limited partnership interest in that entity, such officers would be entitled to receive the following allocation of shares. Accordingly, these shares are not included in each officer’s beneficial ownership above.

Michael L. Falcone 46,661 common shares Earl W. Cole, III 9,618 common shares Gary A. Mentesana 11,758 common shares

2	Included in each officer’s beneficial ownership of common shares are common shares subject to options granted under the 1996 and 1998 Share Incentive Plans as follows:

Shares Subject to Options
Michael L. Falcone	64,862
Gary A. Mentesana	29,431
Keith J. Gloeckl	35,000

3	Included in each board member’s beneficial ownership of common shares are common shares subject to options granted under the 1996, 1998, and 2001 Non-Employee Directors’ Share Plans as follows:

Shares Subject to Options
Charles C. Baum	25,000
Richard O. Berndt	23,500
Eddie C. Brown	12,000
Robert S. Hillman	30,000
Douglas A. McGregor	22,500
Fred N. Pratt, Jr.	7,000
Carl W. Stearn	25,000

4	Messrs. Joseph and Falcone have a 10b-5(1) plan.

5	Included in Mr. Stern’s beneficial ownership of common shares are 12,000 shares that are indirectly held by his wife.

Related Party Transactions and Affiliate Transactions
Related Party Transactions
Transactions with Mr. Joseph and the Shelter Group
Mr. Mark K. Joseph, the Company’s Chairman of its Board of Directors and, through December 31, 2004, its Chief Executive Officer, controls and is an officer of Shelter Development Holdings, Inc. and of Shelter Property Holdings, Inc. (collectively “Shelter Holdings”), which own a 34.7% interest in Shelter Development, LLC and Shelter Properties, LLC respectively (collectively, the “Shelter Group”). The Shelter Group is a real estate developer and provides property management services primarily to multifamily residential properties.

It is the policy of the Company that Mr. Joseph abstains from any involvement in the structuring or review of any contracts or transactions between the Shelter Group and the Company in both his capacity as a partner and officer in various entities of the Shelter Group and as a director and, previously, as an officer of the Company.

(a) Property Management Contracts

The Shelter Group provides management services for certain properties that serve as collateral for the Company’s tax-exempt bond investments. The Shelter Group receives fees under management contracts for properties that it manages. During 2004, 2003, and 2002, the Shelter Group had property management contracts for eight, eight and ten properties, respectively, that collateralize the Company’s investments.

In accordance with the Company’s Operating Agreement, the disinterested members of the Company’s Board of Directors review and approve these property management contracts on an annual basis. Their review is based on information that compares the proposed fees and services of the Shelter Group and fees and services of similar property management companies in the market areas of the properties. The fees charged under these contracts were determined to be equal to or below market rates. During the years ended December 31, 2004, 2003 and 2002, these fees were approximately $0.8 million, $1.0 million, and $1.1 million, respectively.

(b) Related Party Transactions resulting from Acquisition of Tax Credit Business from Lend Lease

During the 15 years prior to the July 2003 acquisition of the Lend Lease HCI business, Lend Lease and its predecessors made and syndicated tax credit equity investments in affordable housing projects sponsored by the Shelter Group. Prior to 1996, the Shelter Group participated in these projects directly through Shelter Holdings, of which Mr. Joseph, and certain family interests, owned 100% of the equity. Since 1996, the Shelter Group has participated in these transactions through Shelter Development, LLC, in which Mr. Joseph and his family, acting through Shelter Holdings, have at all times owned less than a majority interest (presently 34.7%).

Since the HCI acquisition, the Company’s tax credit operating subsidiaries have closed three transactions with the Shelter Group and expect to close additional deals in the future. Consistent with Company policy, Mr. Joseph has not participated, and will not participate, in the structuring or negotiation of these transactions. Future transactions are expected to be consistent with the terms offered by Lend Lease to the Shelter Group prior to the acquisition of the HCI business as well as terms offered by the Company to other comparable quality developers with whom the Company has similar long-standing relationships. The Shelter Group receives development fees in connection with these transactions.

In accordance with the Company’s Operating Agreement, the Board, acting through the disinterested directors, has authorized the continued investment in and syndication of tax credit equity investments in affordable housing projects sponsored by The Shelter Group without the need for further Board approval and approved and ratified all prior tax credit transactions with The Shelter Group.

(c) Investment/Loans by Tax Credit Equity Business

It is customary in the tax credit industry for syndicators to provide development loans to certain high caliber developers with whom they have long-standing relationships. As part of its growth plan, Shelter Development, LLC requested that the Company provide a pre-development loan facility. In 2004, pursuant to the Company’s Operating Agreement, the disinterested Directors of the Board approved such a facility in an amount not to exceed $1,500,000. The facility is evidenced by an umbrella loan agreement and note with the Shelter Group together with individual notes beneath it for each property on which a loan is made, signed by the relevant property partnership. Loans for individual transactions will be subject to the Company’s normal due diligence requirements and are expected to include a pledge of both the developer fees as well as the general partner interest in the partnership that owns the property.

The transactions are being made on the usual and customary terms upon which the Company’s tax credit business would make loans to high caliber developers and upon which other similarly situated tax credit businesses would make development loans to developers like Shelter Development, LLC. Mr. Joseph did not and will not participate in, or influence, the structuring of this facility in any way and will not personally receive any of the proceeds of these Loans.

The Company has previously made individual pre-development loans to Shelter Group prior to the approval of the facility. In 2004 a pre-development loan was made to and repaid by the borrower on the Shelter Group’s Woodbridge Commons transaction.

(d) Southgate Crossing Partnership

Through its subsidiary, MMA Mortgage Investment Corporation (“MMIC”), formerly Midland Mortgage Investment Corporation (“Midland”), the Company has provided a supplemental loan through the Fannie Mae DUS program to the Southgate Crossing apartment project partnership, which is located in Columbia, Maryland. The supplemental loan was a part of a debt restructuring of the project. Due to the debt restructuring, which consisted of the infusion of new equity from outside parties and the supplemental loan from Midland, all of the partnership interests in this project partnership were sold to new owners in 2003. Mr. Joseph indirectly held a 1.5% limited partnership interest in the borrowing entity for the project. He also owned interests in two of the three general partners of the same entity, which gave him a 0.67% general partner interest in the borrowing entity. Shelter Development, LLC. now owns an 80.36% interest in the new general partner of the borrowing entity. This new general partner owns a 10% interest in the borrowing entity. As a result of the sale of the partnership interests to new owners, a company that is owned 100% by Mr. Joseph received approximately $22,000 in distributions for its prior equity interest in Southgate Crossing and $151,000 in repayment of a loan. The Shelter Group also receives fees in connection with this transaction. Mr. Joseph will benefit from these fees by virtue of his investment in Shelter Group, but will not directly receive any fees. In accordance with approval procedures mandated by the Company’s Operating Agreement, the disinterested directors of the Company reviewed and approved this transaction and found it fair to the Company based upon management’s evaluation of the supplemental loan, the sale terms of the project partnerships and other terms of the transactions, which included a review of property valuations and an internally prepared valuation analysis indicating that the purchase price paid by the new owners represented fair market value.

The Company has held a first mortgage bond on the Southgate Crossing property since 1998. As of December 31, 2004, the outstanding amount of this loan was $10.2 million. The first mortgage loan on Southgate Crossing was made at market rate. Payment of principal and interest on the related bond is credit enhanced by Fannie Mae.

(e) Lakeview Gardens Transaction

With respect to the defaulted Lakeview Bonds (as defined below), the Company, through a newly created and wholly owned subsidiary, took title to a defaulted property by a deed in lieu of foreclosure, sold the subsidiary that took title to the property, and used the sale proceeds to retire the defaulted tax-exempt bonds. While the Company owned the subsidiary, the Company earned a de minimis amount of taxable income.

The Company owned approximately $9.0 million in aggregate principal amount of mortgage revenue bonds (the “Lakeview Bonds”) and parity working capital loans related to the Lakeview Bonds in an aggregate principal amount of $305,000 (the “Lakeview Loans”) secured by the Lakeview Garden Apartments Project (“Lakeview”). A limited partnership in which Mr. Joseph indirectly owned 100% of the general partner interest and a lesser percentage of the limited partner interests, was the owner of Lakeview and was the borrower under the bond documents (the “Lakeview Borrower”). The Lakeview Borrower has been in monetary default under the bond documents since the original borrower defaulted, which was not a related party.

On September 29, 2004, the Company (i) exercised its rights under the bond documents as a result of the default and took title to Lakeview by a deed in lieu of foreclosure through an entity formed to hold the deed, and (ii) subsequently sold that entity to an unrelated third party for a purchase price of approximately $16.2 million, of which approximately $11.2 million was used to retire all of the outstanding principal and deferred interest on the Lakeview Bonds and the Lakeview Loans. The remainder was a gain to the Company.

No partner in the Lakeview Borrower or the entities owning the Lakeview Borrower (including Mr. Joseph or entities of which he is an owner (other than the Company)) received any distributions resulting from these transactions. The disinterested members of the Company’s Board of Directors, in accordance with the Company’s Operating Agreement, approved these transactions. Mr. Joseph did not participate in, or influence, the structuring or the approval of these transactions.

(f) Mr. Joseph’s ownership interests in partnerships holding “defaulted assets”

Certain transactions with affiliates are described below under the heading “Affiliate and Non-Profit Management and Control of Defaulted Assets.” One of these transactions is the creation by the Company of certain partnerships that hold defaulted or previously defaulted assets. In connection with these partnerships, Mr. Joseph controls direct and indirect membership interests in the aggregate of 69.12% in what the Company calls an “umbrella” limited liability company (“LLC”) holding certain defaulted or previously defaulted assets as described in more detail below. The umbrella LLC holds a 99% limited partnership interest in the borrowing partnership for these defaulted or previously defaulted assets. In addition, Mr. Joseph controls and is a 56% indirect owner in the 1% general partnership interest in the borrowing partnerships (or, in the case of the Creekside project partnership, is a 56% indirect owner in a 0.5% general partnership interest) for these defaulted or previously defaulted assets. In addition, an entity wholly owned by Mr. Joseph is the manager of this LLC. While the purpose of this paragraph is to discuss Mr. Joseph’s interest in these transactions, the section entitled “Affiliate and Non-Profit Management and Control of Defaulted Assets” describes the nature and the impact of these transactions on the Company.

(g) Refinancing of FSA Portfolio

In February 1995, the Company’s predecessor by merger, as bondholder, and various property-owning partnerships indirectly controlled by Mr. Joseph, as borrowers, participated in the refunding of 11 tax-exempt bonds with an aggregate principal balance of $126.6 million into senior Series A tax-exempt bonds and subordinate Series B tax-exempt bonds with aggregate principal balances of $67.7 million and $58.9 million, respectively. The borrowing partnerships are currently owned by general partners controlled by Mr. Joseph and by the umbrella LLC described above under “Mr. Joseph’s ownership interest in partnerships holding ‘defaulted assets’.” The Series B bonds are held by a subsidiary of the Company. The Series A bonds were deposited, at the direction of the Company, into a custody arrangement wherein payments of principal and interest on the Series A bonds were credit enhanced by insurance policies issued by Financial Security Assurance, Inc (“FSA”), and custodial receipts were issued to third-party investors evidencing beneficial ownership interests in the FSA-enhanced Series A bonds (the “Custodial Receipts”).

Although the Series A bonds could have been redeemed and refunded at the direction of the borrowing partnerships beginning in early 2005, the Company avoided the cost and time involved in refunding by keeping the Series A bonds and the Custodial Receipts outstanding and by causing a subsidiary to direct the purchase of the Custodial Receipts in lieu of redemption in February 2005. The subsidiary then caused the Custodial Receipts to be deposited into a securitization vehicle, whereby new receipts, benefiting from FSA’s underlying credit enhancement, were issued to third-party investors and the subsidiary purchased certificates representing residual beneficial interests in the Custodial Receipts. This residual beneficial interest will indirectly produce tax-exempt income for the Company.

The transaction does not affect the obligations of the borrowing partnerships in connection with the Series A bonds. Pursuant to the Company’s Operating Agreement, the transaction was approved by the disinterested members of the Company’s Board of Directors. Mr. Joseph did not participate in, or influence, the structuring or the approval of the transaction.

(h) Special Shareholder

Shelter Holdings is personally liable for the obligations and liabilities of the Company under the Company’s Amended and Restated Certificate of Formation and Operating Agreement as the “Special Shareholder.” Under the terms of the Operating Agreement, if a business combination or change in control occurs, and the Special Shareholder does not approve the transaction, the Special Shareholder can terminate its status as the Special Shareholder. In this case, the Company would be obligated to pay $1.0 million to Shelter Holdings, as the Special Shareholder.

Transactions with Outside Directors
Richard O. Berndt, Esq., a member of the Company’s Board of Directors, is the managing partner of the law firm Gallagher, Evelius & Jones LLP (“GEJ”). Mr. Berndt owns 6% of GEJ’s equity interest. GEJ provides legal services to the Company. Some of GEJ’s legal services are provided as part of real estate transactions and the fees charged are billed to and paid for by the borrowers. For the year ended December 31, 2004, GEJ received $1.0 million in legal fees for these transactions. For the year ended December 31, 2004, GEJ received $1.7 million in legal fees directly from the Company. The fees paid by the Company represented 11.5% of GEJ’s total revenues for 2004. It is anticipated that the Company will transact an equal or greater amount of business with GEJ during 2005.

In 2004, the Company appointed Stephen A. Goldberg as its General Counsel. Mr. Goldberg remains a partner at GEJ and the firm bills the Company its standard hourly rates for Mr. Goldberg’s services.

Fred N. Pratt, Jr., a member of the Company’s Board of Directors, was a founder and chief executive officer of The Boston Financial Group, the predecessor to the Lend Lease HCI business. As a result of this prior role, Mr. Pratt owns certain limited partnership and other interests in entities related to the Company’s affordable housing investment business. Most of these interests were granted to Mr. Pratt prior to 1986 and relate to pre-tax credit properties. MMA serves as asset manager to these properties, and Mr. Pratt does not influence their management. Most of these properties are expected to be sold over the next few years, and besides asset management and disposition fees, the Company has no economic interest in them. It is expected that Mr. Pratt will receive payments from his interests in these properties when they are sold, but this will not represent payments to Mr. Pratt by the Company.

Transactions with Management Directors And Executive Officers
(a)    Charles M. Pinckney is an Executive Vice President with the Company. Through the end of 2010, the Company will pay Mr. Pinckney $32,500 per year for consulting fees earned, but deferred, prior to his becoming an employee of the Company. The Company also distributes to Mr. Pinckney approximately $7,000 per year, to the extent received by the Company, as an annuity on certain assets that the Company acquired from Whitehawk Capital LLC, a company owned by Mr. Pinckney and acquired by the Company in 2002. The Company is obligated to pay Mr. Pinckney these amounts as a part of the agreement under which the Company acquired Whitehawk Capital, LLC.

(b)    On January 1, 2000, Shelter Holdings made personal loans to Mr. Michael L. Falcone, President of the Company and, since January 1, 2005, Chief Executive Officer, and Mr. Gary A. Mentesana, Executive Vice President of the Company. Mr. Falcone’s original loan amount was approximately $542,000 with an interest rate of LIBOR plus 1.85%. The unpaid balance on this loan, as of December 31, 2004, is approximately $399,087. Mr. Mentesana’s original loan amount was $132,000 with an interest rate of LIBOR plus 1.85%. The unpaid balance on this loan, as of December 31, 2004, is approximately $83,627. The purpose of these loans was to allow Messrs. Falcone and Mentesana to purchase the Company’s common shares.

(c)    Prior to the Company’s acquisition of the Midland Companies by the Company in 1999, Mr. Robert J. Banks, an employee of the Company and Vice Chairman of the Board of Directors through the end of 2004, and Mr. Keith J. Gloeckl, Executive Vice President of the Company, assumed interests in various real estate properties related to transactions in which the Midland Companies participated that had defaulted on their financing obligations. Messrs. Banks and Gloeckl undertook the responsibility of replacing the defaulted general partners in order to protect and preserve the investments for the benefit of the tax credit investors who had participated in low-income housing tax credit funds syndicated and managed by The Midland Companies. These properties generated tax credits that were sold to, and benefited, third party investors. These properties are no longer in default. Messrs. Banks and Gloeckl’s interests derived from the ownership of shares in four corporations that are investors in the partnerships that control them as operating general partners. In one of the partnerships, Mr. Gloeckl acts as the managing general partner. It is very unlikely that either Mr. Banks or Mr. Gloeckl will personally profit from these transactions.

(d)   Mr. Robert J. Banks, an employee of the Company and Vice Chairman of the Board of Directors through the end of 2004, serves on the Board of Directors of United Bank and Trust Company, an affiliate of Synovus Financial Holdings. Through various subsidiaries, United Bank has extended to the Company a $50.0 million line of credit and $10.0 million letter of credit facility and the Company currently has deposits with United Bank of approximately $39.3 million.

Transactions with Affiliates and Non-Profit Entities

Affiliate Management and Control of Defaulted Assets
(a)From time to time, borrowers have defaulted on their debt obligations to the Company. Some of these obligations were incurred in connection with the development of properties that collateralize the Company’s tax-exempt bonds. These properties are sometimes referred to as “defaulted assets.” In a number of these circumstances the Company has, after evaluating its options, chosen not to foreclose on the property. Instead and in lieu of foreclosure, the Company has negotiated the transfer of a property’s deed in lieu of foreclosure to, or replaced the general partner of an original borrowing partnership with, an entity controlled by and affiliated with certain officers of the Company. The Company has taken this action to preserve the value of the original tax-exempt bond obligations and to maximize cash flow from the defaulted assets. Following the transfer of a property to, or the replacement of the general partner with, an affiliated entity, that entity controls the defaulted or previously defaulted asset, which serves as collateral for the debt to the Company. We will refer to all transferees as “affiliated entities” for purposes of this discussion. These affiliated entities include partnerships in which Mr. Joseph has an interest, for purposes of this discussion, affiliate entities also include a 501 (c) (3) corporation and a non-501 (c) (3) corporation that have Board members and officers who are also executive officers of the Company. These officers acting as Board members and officers of the affiliated entities do not have a personal financial interest in the entities. Only Mr. Joseph has a personal financial interest in these partnerships, as described above in the section entitled “Related Party Transactions.” A portion of the defaulted assets subsequently ceased to be in default.

This result is consistent with the Company’s goal of providing tax-exempt income to its shareholders. The following table outlines these affiliate relationships at December 31, 2004:

($ in thousands) Affiliate and Non-Profit Entities	Number of Properties Owned (directly or indirectly)	Carrying Value of Company’s Investment at December 31, 2004
SCA Successor, Inc. (1)	2	$39,781,869
SCA Successor II, Inc. (1)	12	65,339,156
MuniMae Affordable Housing, Inc. and MMA Successor I, Inc. (2)	1	5,991,217
MuniMae Foundation, Inc. (3)	3	52,178,159
Total	18	$163,290,401

1	These corporations are general partners of the operating partnerships whose property collateralizes the Company’s investments. All of these general partner investments, except for the Company’s Creekside project, are 1% interests in the related operating partnerships. See above for a discussion of Mr. Joseph’s interest in these general partners. The property partnership in which the SCA Successor entities are the general partners include the partnerships in which the umbrella LLC described above is the limited partner.

2	MuniMae Affordable Housing, Inc. (“MMAH”), formerly known as MuniMae Foundation, Inc., is a private non-profit entity organized to promote affordable housing. No part of its earnings inures to the benefit of any individual or for-profit entity. Executive officers of the Company serve as directors of MMAH. MMA Successor I, Inc. is a for profit entity owned and controlled by Mr. Joseph. MMAH and MMA Successor I, Inc. are, respectively, the 99% limited partner and the 1% general partner in a partnership whose property collateralizes one of the Company’s investments.

3	MuniMae Foundation, Inc. (“MMF”), formerly known as MMA Affordable Housing Corp. (“MMAHC”), is a 501(c)(3) non-profit entity organized to provide affordable housing. No part of its earnings inures to the benefit of any individual or for-profit entity. Executive officers of the Company serve as directors of MMF.

The affiliated entities that own and operate the defaulted or previously defaulted assets could have interests that do not fully coincide with, or could even be adverse to, the interests of the Company’s tax-exempt bond business. If any of these entities chose to act solely in accordance with their ownership interest in the defaulted or previously defaulted assets, such as selling a property or filing a bankruptcy, the interests of the tax-exempt bondholders could be adversely impacted. In making decisions relating to the defaulted or previously defaulted assets, the Company, by direction to its affiliates and officers, has, consistent with its overall strategy of providing largely tax-exempt income to its shareholders, elected to manage the defaulted or previously defaulted assets in such a manner that maximizes the tax-exempt cash flow from the projects. The Company could, therefore, make a decision to defer the capital needs of a defaulted or previously defaulted asset in favor of paying the debt service, which could adversely impact the value of the Company’s collateral.

As part of the sale of certain taxable notes in 1998 and 1999, the Company provided a guarantee on behalf of the operating partnerships that hold these defaulted assets for the full and punctual payment of interest and principal due under the taxable notes. The face amount of these notes at December 31, 2004 was $16.2 million. The Company’s obligation under this guarantee is included in the summary of the Company’s guarantees in Note 14 of Notes to the Consolidated Financial Statements.

Non-Profit Organization
(b)    Some of the Company’s properties are financed by tax-exempt bonds issued on behalf of borrowers that are tax-exempt organizations under Section 501(c)(3) of the Internal Revenue Code. For such bonds to remain tax-exempt, the property at all times must be owned by a 501(c)(3) organization. Accordingly, whenever one of these properties requires a workout or restructuring where a change in ownership is desirable, the Company seeks to find a qualified 501(c)(3) organization to act as owner. In order to assure that a 501(c)(3) organization will always be available, the Company helped organize and remains closely associated with MMF, a 501(c)(3) organization devoted to the ownership and operation of affordable housing for all citizens. MMF owns several of the Company’s bond financed properties and may in the future own more of such properties. This ownership accomplishes both the preservation of affordable housing and the preservation of the tax-exempt status of the Company’s bonds. The Company’s valuation, workout and other policies are the same for these properties and bonds as for all other 501(c)(3) bonds in the Company’s portfolio. The Company may from time to time make additional loans available to its 501(c)(3) borrowers or may make charitable contributions to such entities, including MMF. Such loans and grants must be used for the recipient’s charitable purposes, which may include payment of debt service on bonds held by the Company. Because the Company’s 501(c)(3) bonds, like most of the Company’s loans, are non-recourse, the Company values these bonds by reference to the underlying property and therefore such loans or contributions by the Company do not change the value of the bonds on the Company’s books, which is determined by reference to the underlying property.

On April 1, 2004, a wholly owned subsidiary of MMF, took title to the Peaks at Conyers property by a deed in lieu of foreclosure, assuming the obligations of the previous borrower under the 501(c)(3) tax-exempt bond documents. The subsidiary was and still is called MMA Affordable Housing Corp. — Conyers, LLC.

On October 13, 2004, the entire membership interest in MMA Affordable Housing Corp. — Conyers, LLC was assigned by MMF to a newly created for-profit corporation, Peaks at Conyers Corp., a Maryland corporation, which is owned 100% by MMAH. On the same day, the 501(c)(3) tax-exempt bonds were redeemed in whole, and MMA Affordable Housing Corp. — Conyers, LLC issued taxable corporate bonds that are guaranteed by an insurance policy issued by QBE International Insurance Limited. The proceeds from the sale of the new taxable bonds were used to pay off the existing 501(c)(3) bonds. The Company has no interest in the new bonds.

On December 14, 2004, MMF took control of the defaulted borrower under the Cool Springs bond documents by receiving an assignment of the entire membership interest in this borrower, which is called ASF of Franklin, LLC, a Tennessee limited liability company. The 501(c)(3) Cool Springs bonds remain outstanding.

By acquiring the entire membership interest in the existing borrower, MMF was able to avoid the transfer taxes that would have been assessed if the property itself had been conveyed by a deed in lieu of foreclosure to MMF or a subsidiary.

Winter Oaks Partners, Ltd., (L.P.), a Georgia limited partnership (the “Borrower”), is the owner of the Winter Oaks Apartments project in Winterhaven, Florida. Until May 12, 2004, the Borrower was owned by MMA Successor I, Inc., an entity owned and controlled by Mr. Joseph, as the 1% general partner and by Winter Oaks, L.P., a Delaware limited partnership, as the 99% limited partner. Winter Oaks, L.P. is owned 1% by MMA Successor I, Inc. and 99% by MMAH. The Borrower was the borrower under bond documents related to two subordinate bonds and a related junior mortgage owned by MuniMae TE Bond Subsidiary, LLC. The Borrower was also the borrower under a taxable loan from the Company. A senior mortgage loan was held by Fannie Mae.

On May 12, 2004, MMA Successor I, Inc. assigned its 1% general partner interest in the Borrower to a third party, and Winter Oaks, L.P. assigned its 99% limited partner interest to a third party. On the same day, the proceeds of the sale were used to redeem the two subordinate bonds and to pay off the taxable loan from the Company. The senior bond and first-lien mortgage remained outstanding and the new partners in the Borrower assumed the obligations related thereto. There were insufficient proceeds from the sale to pay off all the deferred interest owed under the most junior bond. As a result, MuniMae TE Bond Subsidiary, LLC waived its right to receive full payment of the deferred interest and permitted the redemption to take place.

Neither the assignors, MMA Successor I, Inc. and Winter Oaks, L.P., nor Mr. Joseph, received any proceeds from the assignments.

Fees Paid to the Company from Unconsolidated Entities	(a) Pension Funds

The Company, through its subsidiary MMA Advisory Services, Inc. (“MAS”), formerly Midland Advisory Services, Inc., receives fee income from two pooled investment vehicles, the Group Trust and MMER. The Group Trust invests primarily in real estate backed debt investments, and MMER makes equity investments in real estate. Both are owned by and comprised exclusively of a select group of institutional investors. To date, the Group Trust and MMER engage in business transactions only with the Company. The Group Trust invest in loans originated by the Company and, on occasion, provides short-term financing to the Company through a market rate credit facility. MMER invests in income-producing real estate partnerships originated by the Company and provides short-term lines of credit to the Company also through a market rate credit facility.

MAS earns fee income for investment management services provided to MMER. In addition, the Company receives origination fees for investments placed with MMER. Collectively these fees totaled $1.5 million, $1.4 million, and $1.6 million for the years ended December 31, 2004, 2003, and 2002 respectively.

The Company, directly and through MAS, receives fee income from the Group Trust for providing investment management services, originating Group Trust loans, and servicing individual Group Trust investments. The Company receives these fees on both Group Trust direct investments and investments funded through lines of credit backed by Group Trust assets. For the years ended December 31, 2004, 2003, and 2002, these fees amounted to $4.5 million, $4.1 million, and $2.5 million respectively.

Contributions to Tax- Exempt Entities in which the Company’s Officers Are Directors	For the year ended December 31, 2004, the Company made a $1.0 million charitable contribution to MMF.

Independent Registered Public Accounting Firm

Relationship
PricewaterhouseCoopers LLP (“PWC”) has acted as the Company’s independent registered public accounting firm since 1996, and the Audit Committee of the Board of Directors has appointed PWC as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2004. No election, approval, or ratification of independent registered public accounting firm by the shareholders is required. The audit services rendered by PWC included the audit of the consolidated financial statements of the Company and its subsidiaries management’s assessment of the effectiveness of internal controls over financial reporting, the effectiveness of internal controls over financial reporting, separate audits of certain subsidiaries and tax credit funds, reviews of unaudited quarterly financial information and audit services provided in connection with registration statements filed with the SEC, and other statutory and regulatory filings or engagements. A representative of PWC will be present at the Annual Meeting with the right to make a statement if he or she so desires and will be available to respond to appropriate questions by the shareholders.

Fees
The following table presents fees for professional audit services rendered by PWC for the audit of the Company’s financial statements for fiscal years 2004 and 2003, and fees for audit related services, tax services, and all other services rendered by PWC in fiscal years 2004 and 2003.

	In Thousands
	2004	2003
Audit fees	$2,803	$1,976
Audit related fees (1)	50	—
Audit and audit related fees	2,853	1,976
Tax fees (2)	706	557
All other fees	—	—
Total fees	$3,559	$2,533

1	Audit related fees consist principally due diligence services related to acquisitions.

2	Tax fees in 2004 and 2003 consist of nominee gathering services and production of K-1s for investors, preparation of federal and state tax returns, earnings and profits studies and various other tax consultations.

The Audit Committee is responsible for retaining and terminating the Company’s independent registered public accounting firm and for pre-approving the performance of any services by the independent registered public accounting firm. In addition, the Committee is responsible for monitoring the independence and performance of the Company’s independent registered public accounting firm and internal audit function and for presenting its conclusions with respect to the independent registered public accounting firm to the full Board of Directors. All the services described above were approved by the Audit Committee.

Pre-approval Policy
The Company has communicated to all Company employees the need to pre-approve and monitor all fees charged by the Company’s independent registered public accounting firm. The Company’s Accounting Department tracks all such expenses. The Corporate Secretary maintains the agendas for Audit Committee meetings and, as necessary, schedules special meetings of the Committee when pre-approval of services and fees is required. Committee resolutions are maintained for all such approvals. The Company implemented the above procedures in accordance with the policy contained in the Audit Committee Charter.

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Company’s Board of Directors is composed of independent directors and operates under a written charter adopted by the Board of Directors available online at www.munimae.com.

In this regard, the Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the Company’s audited financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). The Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent registered public accounting firm its independence.

Additionally, the Committee has reviewed fees charged by the independent registered public accounting firm and has monitored whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining the independence of such auditors. Based upon its reviews and discussions, the Audit Committee recommended to the Company’s Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

RESPECTIVELY SUBMITTED,
AUDIT COMMITTEE

Mr. Fred N. Pratt, Jr., Acting Chairman
Mr. Charles C. Baum
Mr. Eddie C. Brown
Mr. Robert S. Hillman
Mr. Arthur S. Mehlman

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s Directors and executive officers file reports with the Securities and Exchange Commission and the New York Stock Exchange indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Act of 1934. The Company has reviewed the copies of the reports received from the individuals required to filed the reports. Based on this review, we believe that during 2004 each of our Directors and executive officers has complied with applicable reporting requirements for transactions in our common shares, except as described below. Due to an administrative oversight, each of Messrs. Gloeckl, Harrison and Mentesana failed to report one transaction on a timely basis, Messrs. Falcone and Pickney and Ms. Netzer failed to report two transactions on a timely basis, Messrs. Joseph and Stearn failed to report seven transactions on a timely basis, Messrs. Hillman and McGregor failed to report eight transactions on a timely basis, Messrs. Brown and Pratt failed to report nine transactions on a timely basis, Mr. Baum failed to report ten transactions on a timely basis and Mr. Berndt failed to report 12 transactions on a timely basis.

The Company continues to upgrade and monitor its procedures to avoid late filings and has made improved compliance in this area a priority.

Other Business

The Board of Directors is not aware of any other matters which may come before the meeting. It is the intention of the persons named in the enclosed proxy to vote all shares represented by proxies in accordance with their best judgment if any other matters properly come before the meeting.

Whether or not you attend the Annual Meeting in person, please complete, date, and sign the enclosed proxy and return it promptly. If you attend the meeting, you may vote your shares even though you may have sent in your proxy.

UPON WRITTEN REQUEST TO THE SECRETARY AT THE ADDRESS BELOW BY ANY SHAREHOLDER WHO WAS A BENEFICIAL OWNER OF THE COMPANY’S COMMON SHARES ON THE RECORD DATE, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO:

Janet E. McHugh
Secretary
Municipal Mortgage & Equity, LLC
621 East Pratt Street
Suite 300
Baltimore, MD 21202

Shareholder Proposals for the 2006 Annual Meeting

Shareholder proposals intended to be presented at the Company’s 2006 Annual Meeting of Shareholders and included in the proxy statement must be received by the Secretary of the Company, Janet E. McHugh, no later than December 16, 2005.

If a shareholder notifies the Company after March 1, 2006 of an intent to present a proposal at the Company’s 2006 Annual Meeting, the Company will have the right to exercise its discretionary voting authority with respect to the proposal, without including information regarding the proposal in its proxy materials.

Any shareholder who intends to submit a proposal at the Company’s Annual Meeting in 2006 without including the proposal in the Company’s proxy statement for such Annual Meeting must notify the Company of such proposal not earlier than the close of business March 5, 2006 and not later than the close of business April 4, 2006.

VOTE BY INTERNET - www.proxyvote.com
MUNICIPAL MORTGAGE & EQUITY, LLC C/O REGISTRAR & TRANSFER CO. 10 COMMERCE DRIVE CRANFORD, NJ 07016

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Mortgage & Equity, LLC in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage- paid envelope we have provided or return it to Municipal Mortgage & Equity, LLC, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:					MUMOE1			KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MUNICIPAL MORTGAGE & EQUITY, LLC

Election of Directors

1.	Election of three members of the Board of Directors to hold office for three-year terms expiring at the annual meeting held in 2008 or until their successors are elected and qualified
					For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
	Nominees:	01) Charles C. Baum			¡	¡	¡
02) Mark K. Joseph
03) Arthur S. Mehlman

Vote On Proposal									For	Against	Abstain

2.	Any other matters that may properly be brought before the meeting								¡	¡	¡

          If no choice is indicated above, this proxy shall be deemed to grant authority to vote FOR the election of director nominees and FOR proposal 2. The Shareholder’s signature should be exactly as the name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please be sure to sign and date this Proxy in the box below.

			Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household			¡	¡

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)			Date

REVOCABLE PROXY
MUNICIPAL MORTGAGE & EQUITY, LLC
COMMON
Proxy for Annual Meeting of Shareholders Thursday, June 2, 2005

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          Revoking all prior proxies, the undersigned, a Shareholder of  Municipal Mortgage & Equity, LLC (the “Company”), hereby appoints Janet E. McHugh, William S. Harrison and Michael L. Falcone, and each of them, attorneys and agents of the undersigned, with full power of substitution, to vote all Common Shares, no par value (the “Shares”), of the undersigned in the Company at theAnnual Meeting of Shareholders of the Company to be held at the Company’s offices at Pier IV Building, 621 East Pratt St., Suite 300, Baltimore, MD 21202, on June 2, 2005, at 9:00 a.m., local time, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting as indicated hereon, and at their discretion, upon any other business not now known, which properly may come before the said meeting, all as more fully set forth in the accompanying proxy statement, receipt of which is acknowledged.

Dear Shareholders of Municipal Mortgage & Equity, LLC:

Please note that there is an error in the enclosed Proxy Statement.

The correct record date for the Annual Meeting of Shareholders is:

Monday, April 4, 2005

In one location the Notice of Annual Meeting of Shareholders mistakenly states the 2005 record date will be Tuesday, April 5, 2005.

We apologize for this error.